FOR IMMEDIATE RELEASE

Citigroup Inc. (NYSE: C; TSE: 8710)

Nikko Cordial Corporation

January 29, 2008

Citi and Nikko Cordial Corporation

Successfully Complete Share Exchange

TOKYO – Nikko Cordial Corporation has become a direct 100%-owned subsidiary of Citigroup Japan Holdings Ltd. following the successful completion of their share exchange, it was announced by Citi and Nikko Cordial Corporation today.

The share exchange, which became effective today, was approved by Nikko Cordial Corporation shareholders on December 19, 2007. As of today’s effective date, Citigroup Japan Holdings exchanged approximately 174.7 million shares of common stock of Citigroup Inc. for approximately 290.1 million shares of common stock of Nikko Cordial Corporation. The share exchange was completed at the previously announced exchange ratio of 0.602 shares of Citigroup Inc. common stock for each share of Nikko Cordial Corporation common stock. All Citigroup Inc. common shares used in the share exchange were comprised of previously issued shares held in treasury by Citigroup Inc. The total value of Citigroup Inc. common shares exchanged for Nikko Cordial Corporation common shares, based on the January 28, 2008 closing price of Citi’s common shares on the New York Stock Exchange, was approximately US$4.8 billion.

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Citigroup

Media:	Investors:

In Japan		Equity Investors
Corporate Affairs	81-3-5223-8699	Scott Freidenrich	1-212-559-2718

In New York		Fixed Income Investors
Christina Pretto	1-212-559-9560	Maurice Raichelson	1-212-559-5091
Michael Hanretta	1-212-559-9466

Nikko Cordial Corporation

Public Relations	81-3-5644-3110

Citi, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Citi's major brand names include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex and Nikko. Additional information may be found at www.citigroup.com or www.citi.com.

Nikko Cordial Corporation is a diversified financial services group for providing securities related services and meeting various financial needs such as capital funding and asset management. Additional information may be found at www.nikko.jp/index_e.html.

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup's filings with the Securities and Exchange Commission.

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